Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES SECOND QUARTER FISCAL 2006 RESULTS AND UPDATES ITS FISCAL 2006 BUSINESS OUTLOOK

Meridian, Idaho (May 3, 2006) – MWI Veterinary Supply, Inc. (NASDAQ: MWIV) (“MWI” or “the Company”) announced financial results today for its second quarter ended on March 31, 2006.

Total revenues grew 23.1% to $143.3 million for the three-months ended March 31, 2006 compared to $116.4 million for the three-months ended March 31, 2005. Net income increased 295.8% to $2.4 million for the three-months ended March 31, 2006 compared to $0.6 million for the three-months ended March 31, 2005. Diluted earnings per share for the three-months ended March 31, 2006 and 2005 were $0.22 and $0.10, respectively.

Total revenues grew 24.7% to $281.2 million for the six-months ended March 31, 2006 compared to $225.4 million for the six-months ended March 31, 2005. Net income increased 201.8% to $6.8 million for the six-months ended March 31, 2006 compared to $2.3 million for the six-months ended March 31, 2005. Diluted earnings per share for the six-months ended March 31, 2006 and 2005 were $0.62 and $0.38, respectively.

Growth in revenues was attributed to a number of factors including:

•                  Increased market penetration and product sales to both new and existing customers. Revenues attributable to new customers(1) represented approximately 43% and 44% of the growth in total revenues during the three and six-months ended March 31, 2006. Revenues attributable to existing customers represented approximately 57% and 56% of the growth in total revenues during the three and six-months ended March 31, 2006.

(1) For the purpose of calculating growth rates of new and existing customer revenue, the Company has defined a new customer as a customer that did not purchase product from MWI in the corresponding fiscal quarter of the prior year, with the remaining customer base being considered an existing customer. Revenues from new customers for each fiscal quarter are summed to arrive at the estimated year-to-date new customer revenue.

•                  Revenues benefited in the three and six-months ended March 31, 2006 as compared to the corresponding period in the prior year as a result of the addition of non-steroidal anti-inflammatory drugs for dogs and the addition of new cattle antibiotics. Additionally, in the six-months ended March 31, 2006 revenues benefited from the conversion to a buy/sell arrangement for an equine West Nile Virus vaccine that was a commission-based agency relationship until January 2005 in the prior year.

Gross profit increased by 21.0% to $19.9 million for the three-months ended March 31, 2006 from $16.5 million for the three-months ended March 31, 2005. Gross profit as a percentage of total revenues was 13.9% and 14.1% for the three-months ended March 31, 2006 and 2005, respectively. The decline of approximately 0.2% in the Company’s gross profit as a percentage of total revenues for the three-months ended March 31, 2006 as compared to the corresponding period in the prior year was principally due to vendor rebates. Vendor rebate dollars grew by approximately $92,000 in the three-months ended March 31, 2006 as compared to the three-months ended March 31, 2005, but declined as a percentage of total revenues.

Gross profit increased by 29.0% to $42.7 million for the six-months ended March 31, 2006 from $33.1 million for the six-months ended March 31, 2005. Vendor rebates grew by approximately $2.9 million in the six-months ended March 31, 2006 as compared to the six-months ended March 31, 2005 contributing to the gross profit dollar increase. Gross profit as a percentage of total revenues was 15.2% and 14.7% for the six-months ended March 31, 2006 and 2005, respectively. The Company’s gross profit margin improvement was principally due to the growth in vendor rebates and commission revenue as a percentage of total revenues for the six-months ended March 31, 2006 as compared to the corresponding six-month period in the prior year.

Operating income increased 30.9% to $4.3 million for the three-months ended March 31, 2006 as compared to $3.3 million for the three-months ended March 31, 2005. The increase in operating income for the three-months was due to increased gross profit, partially offset by increased selling, general and administrative expenses (“SG&A”). SG&A as a percentage of total revenues declined to 10.6% for the three-months ended March 31, 2006 as compared to 11.0% for the three-months ended March 31, 2005. Operating income increased 41.0% to $12.1 million for the six-months ended March 31, 2006 as compared to $8.6 million for the six-months ended March 31, 2005. The increase in operating income for the six-months was due to increased gross profit, partially offset by increased SG&A. SG&A as a percentage of total revenues were 10.6% for the six-months ended March 31, 2006 and 2005.

Jim Cleary, President and Chief Executive Officer commented on the quarter’s results: “I am very pleased with the financial results for our second quarter. I am very proud of our team members’ execution and continued focus on MWI’s four core values of Customer Service, Integrity, Dedication and Innovation. I am excited about progress made in preparing to open our new distribution center in Orlando, Florida which should be open by June 2006. This new distribution center will improve our customer service and enable us to continue to grow in the Southeast Region. Additionally, I am excited about MWI’s continued growth of our field sales force during the quarter, which has aided our market share gains.”

Business Outlook

The Company is revising its financial guidance for MWI’s fiscal year ending September 30, 2006 and now estimates that revenues will increase to approximately $590 million. This increase is a result of the Company’s strong revenue growth in the first six-months ended March 31, 2006 and includes estimated revenue growth of approximately 15% during the remainder of the Company’s fiscal year. The Company estimates that diluted earnings per share will be $1.15 per share, an increase of $0.08 per share from our previous guidance of $1.07 per share. This increase is a result of our strong revenue growth in fiscal year 2006 and the result of vendors’ modifications of their rebate programs, partially offset by increased expenses and potentially lower income from a vendor’s rebate program in the second half of fiscal year 2006. In the three-months ended March 31, 2006, certain of our vendors modified their rebate programs with us, changing revenue growth targets from annual-weighted calendar year targets to either quarterly or trimester growth targets, resulting in a shift of rebates previously expected to be earned and recognized in our first quarter of fiscal 2007 ending on December 31, 2006 to our fiscal year 2006.

Conference Call

The Company will be holding a conference call on May 3, 2006 at 11 am eastern daylight time to discuss these results and its business outlook. Participants can access the conference call by dialing (800) 406-5356 for calls within the United States or (913) 981-5572 for international calls. The conference call will also be carried live on the Company’s web site at www.mwivet.com. Audio replay will be made available through May 10, 2006 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 4067429 or by accessing the Company’s web site.

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MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Vice President and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.

The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; regulatory matters; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Quarter Ended March 31,		Six-Months Ended March 31,
	2006	2005	2006	2005
Revenues	$143,349	$116,410	$281,165	$225,404
Cost of product sales	123,421	99,938	238,485	192,308
Gross profit	19,928	16,472	42,680	33,096
Selling, general and administrative expenses	15,159	12,803	29,712	23,819
Depreciation and amortization	473	387	915	727
Operating income	4,296	3,282	12,053	8,550
Interest expense	(578)	(1,776)	(1,133)	(3,545)
Other income	174	84	309	183
Income before taxes	3,892	1,590	11,229	5,188
Income tax expense	(1,537)	(995)	(4,435)	(2,937)
Net income	$2,355	$595	$6,794	$2,251

Net income per share - diluted	$0.22	$0.10	$0.62	$0.38
Weighted average common shares outstanding - diluted	10,884	5,878	10,873	5,880

Condensed Consolidated Balance Sheets

	March 31,	September 30,
	2006	2005
Assets
Cash	$34	$31
Receivables, net	82,291	77,099
Inventories	63,827	68,786
Prepaid expenses and other current assets	1,797	2,011
Deferred income taxes	581	482
Total current assets	148,530	148,409

Property and equipment, net	6,298	6,919
Goodwill	29,739	29,739
Intangibles, net	1,551	1,644
Other assets, net	2,962	1,533
Total Assets	$189,080	$188,244

Liabilities
Line-of-credit	$24,654	$24,690
Accounts payable	63,040	69,382
Accrued expenses	6,583	6,341
Current portion of long-term debt	97	97
Total current liabilities	94,374	100,510

Deferred income taxes	601	650
Long-term debt	292	390

Stockholders’ Equity	93,813	86,694
Total Liabilities and Stockholders’ Equity	$189,080	$188,244